STATE OF NEW YORK COURT OF CLAIMS

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant,

-v-

THE STATE OF NEW YORK,

Defendant.

DECISION AND ORDER

Claim No. 112279
Motion No. M-78778

BEFORE: **HON. JAMES J. LACK**
Judge of the Court of Claims

APPEARANCES: **For Claimant:**
Robinson & Cole LLP
By: Joseph L. Clasen, Esq. and
Thomas J. Donlon, Esq.

For Defendant:
Andrew M. Cuomo, New York State Attorney General
By: J. Gardner Ryan, Assistant Attorney General

Claimant, Gyrodyne Company of America, Inc., moves this Court for an additional allowance for actual and necessary costs, disbursements and expenses pursuant to EDPL §701[1].

[1] The following papers have been read and considered on claimant's motion: Notice of Motion dated September 3, 2010 and filed September 7, 2010; Affirmation of Joseph L. Clasen in Support of Motion for EDPL § 701 Additional Allowance with annexed Exhibits A-C dated September 3, 2010 and filed September 7, 2010; Affidavit of Stephen V. Maroney in Support of Claimant's Motion for EDPL § 701 Additional Allowance with annexed Exhibits A-B sworn to September 2, 2010 and filed September 7, 2010; Affidavit of Gary P. Taylor in Support of Claimant's Motion for EDPL § 701 Additional Allowance with annexed Exhibits sworn to August 16, 2010 and filed September 7, 2010; Affidavit of Timothy Barnes in Support of Claimant's Motion for EDPL § 701 Additional Allowance with annexed Exhibits sworn to August 16, 2010 and filed September 7, 2010; Affidavit of Alan J. King, Jr. in Support of Claimant's Motion for EDPL § 701 Additional Allowance with annexed Exhibits sworn to August 27, 2010 and filed September 7, 2010;

Following trial, a memorandum decision, filed June 30, 2010, awarded claimant $125,000,000.00 with statutory interest thereon from the vesting date of November 2, 2005, to the date of decision and thereafter to the date of entry of judgment for the permanent appropriation. Thereafter, on August 17, 2010, the Clerk of the Court entered judgment pursuant to the memorandum decision.

At the time of the taking, the State offered $26,315,000.00 as payment for the taking. Claimant rejected the offer, sought counsel and commenced this action. The State's trial appraisal was accorded no weight. In addition to hiring counsel, claimant retained experts, to wit: an appraiser, a planner and a traffic engineer.

An award of an additional allowance is in order where the award is substantially in excess of the condemnor's initial offer (*Matter of New York City Transit Authority, [Superior Reed & Rattan Furniture Co., Inc.]*, 160 AD2d 705) and when deemed necessary by the Court to achieve just and adequate compensation. The additional allowance is not mandatory and the determinations are left to the Court's discretion.

Gyrodyne Company of America's Memorandum of Law in Support of EDPL § 701 Additional Allowance dated September 2, 2010 and received September 7, 2010; Affirmation of J. Gardner Ryan, Esq. dated October 7, 2010 and filed October 8, 2010; Affirmation of Joseph L. Clasen in Further Support of Motion for EDPL § 701 Additional Allowance and in Reply to State's Opposition with annexed Exhibit A dated October 12, 2010 and filed October 12, 2010.

In determining whether the difference is substantial, the Court must look to the percentage difference, as well as the dollar amount. The award for permanent taking was about 475% of and $98,685,000.00 more than the initial offer.

The Court finds the award is substantially more than the initial offer. Based upon the foregoing, it is determined that the differences herein satisfy the first test and are substantial within the meaning of the statute (*Matter of Malin v State of New York*, 183 AD2d 899).

Defendant submits no opposition to claimant's entitlement to damages for attorneys fees. Defendant objects to individual charges made by claimant's counsel. Thus, defendant seeks a reduction of the fee requested by claimant's attorney.

To obtain a fair and just valuation of it's property, claimant hired an appraiser, Gary Taylor, who was paid $50,000.00 for his report and $23,087.00 to review and critique defendant's appraisal and testify at trial. The total paid to the appraiser was $73,087.00. Claimant retained a traffic engineer, Alan King, Jr., to prepare a traffic impact study of the subject property and evaluate traffic conditions on the surrounding area. The fee paid to the traffic engineer was $164,397.61. Claimant hired an additional appraiser, Timothy Barnes, for expert advice regarding appraisals, condemnation and trial issues. This appraiser was paid $226,749.49. Claimant retained BFJ Planning to prepare a yield analysis of the subject property. The analysis was used by claimant's appraiser and planner

in preparing their reports. The fee paid for the analysis was $32,037.75. Claimant also paid Tom Cramer a fee to advise on zoning issues. This fee was $5,000.00.

The total fees paid by claimant, excluding attorney fees, is $501,271.85.[2] The Court takes note claimant makes no application for the services of Daniel Gulizio. Mr. Gulizio testified as an expert in planning and zoning. He graduated from college in 1986 and went to work in the Town of Islip planning department. The witness obtained a Master of Science degree in urban planning and a law degree. Mr. Gulizio worked for the Town of Islip from 1986 until 2002. From 2002 until 2005, the witness worked at the Town of Brookhaven as the Commissioner of Department of Planning Environment and Land Management. During his career, Mr. Gulizio indicated he had been involved with a few hundred rezoning applications. Mr. Gulizio's testimony was integral to the Court's ultimate finding as to the highest and best use of the subject property. At the time of trial, Mr. Gulizio was employed as the Deputy Director of the County of Suffolk's Planning Department. During his testimony, the witness stated he was not taking a fee for his work in this matter. It was alleged Mr. Gulizio was violating the Suffolk County Administrative Code because his employment with Suffolk County and his work for claimant were in conflict. However, the witness had been retained prior to his current employment, and entitled to a fee. Nonetheless, Mr. Gulizio declined to charge claimant.

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[2] Invoices supporting the expenses have been attached to claimant's papers in support of the instant motion.

Claimant also retained counsel on an hourly basis. The rates applied for the attorney fee ranged from $200.00 to $600.00 per hour depending upon who in the firm was charging.[3] The total attorney fee requested is $907,070.00. In addition, counsel incurred expenses on behalf of claimant during the prosecution of the claim. The expenses submitted by counsel total $66,598.82. The total requested by counsel is $973,668.82.[4]

Claimant is requesting an additional award of $1,474,940.67.[5]

The Court finds the total fee and expenses requested by counsel to be reasonable and legitimate.[6] The retainer agreement is reasonable and the counsel fees, even with the interest, is a legitimate expense that claimant has incurred in obtaining just and adequate compensation.

With regard to the fees paid, the Court has no doubt that it was necessary for claimant to obtain an appraisal as well as incur the other expenses for reports and testimony. The Court finds

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[3] Claimant has submitted a detailed accounting of the time charged by counsel. In addition, claimant has also submitted a detailed accounting for the expenses charged by counsel.

[4] Retaining counsel on an hourly basis is not the standard in the practice of eminent domain law. The standard fee is calculated as one-third of the difference between the total recovery and advance payment. Claimant will receive statutory interest from the date of the taking to the date of payment at the rate of 9% on the difference between the award and the advance payment. Counsel's award would not be valued until interest is first added to the difference between the total recovery and advance payment. The underlying decision awarded interest from the date of vesting until the date of decision and thereafter until entry of judgment, a total of 4 years, 7 months and 19 days (the Court will disregard the nineteen days for the purpose of this hypothetical). Claimant would be entitled to 41.25% interest on top of its award less the advance payment or $26,315,000.00. The total due claimant would be $139,392,562.50. Therefore, if counsel had been retained using the industry standard, counsel would be seeking a fee of $46,464,187.50.

[5] In its papers, claimant incorrectly states the sum as $1,474,191.18. The Court notes this is $749.49 less than the total. It is surmised counsel left the $749.49 off of the sum owed Mr. Barnes in totaling the sum owed.

[6] The Court notes a savings to the taxpayer of approximately $43,000,000.00 compared to what could have been requested.

the expenses of $501,271.85, in consideration of the issues before the Court at trial, to be reasonable and necessary.

Based upon the foregoing, the Court finds that the reasonable and necessary expenses that claimant has incurred to be $1,474,940.67. Without the additional allowance, the net proceeds of the award, plus interest, will be substantially less of what was found to be just or adequate compensation. This would be a grossly inadequate amount and claimant should receive an additional allowance for the necessary costs and expenses as set forth previously.

Accordingly, the motion is granted. The Clerk shall enter an additional judgment in favor of the claimant in the amount of $1,474,940.67. This judgment shall be without interest, costs or disbursements.

Hauppauge, New York
December 14, 2010

JAMES J. LACK
Judge of the Court of Claims